Exhibit 23.3

中国江苏省无锡市经济开发区清舒道1号尚贤湖基金PARK C1栋 邮政编码：214000

Building C1, Shangxianhu Fund PARK, No. 1 Qingshu Road, Economic Development

Zone, Wuxi, Jiangsu Province, China

电话/Tel: (0510) 8355 3777 传真/Fax: (0510) 8355 3777

CONSENT LETTER

To Park Ha Biological Technology Co., Ltd. (the “Company”)

May 19, 2026

Dear Sir/Madam:

We are qualified lawyers of the People’s Republic of China (“PRC”, for the purpose of giving this consent, excluding Hong Kong Special Administration Region, Macau Special Administration Region and Taiwan), and we have been engaged by the Company to advise on certain legal matters related to the PRC laws and regulations in connection with the Company’s Registration Statement on Form F-3, including all amendments or supplements or prospectus thereto (the “Registration Statement”), to be filed with the U.S. Securities and Exchange Commission.

We hereby consent to the use of this consent as an exhibit to the Registration Statement. We further consent to the use of our name and to all references made to us in the Registration Statement.

In giving such consent, we do not thereby admit that we fall within the category of the persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours Sincerely,

/s/ Jiangsu Junjin Law Firm
Jiangsu Junjin Law Firm